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                                                                     Exhibit 7.3



June 28, 2000

Arthur Andersen LLP
355-4/th/ Avenue SW
Suite 2100
Calgary, Alberta T2P OJ1

     Attn:  Blair R. Kraus, C.A.

Dear Sir/Madam:

This letter constitutes notification that Energy Exploration Technologies is engaging Arthur Andersen LLP as its new independent auditors in accordance with your proposal, effective immediately.

Enclosed herewith for your review please find a form 8-K that we intend to file with the Securities and Exchange Commission. Item 4(a)(2) of the form 8-K contains certain disclosures relating to your engagement as required under Rule 304 of Regulation S-X. We hereby request that Arthur Andersen furnish NXT with a letter addressed to the Securities and Exchange Commission, which we will file as an exhibit with the form 8-K, stating whether it agrees with the statements contained in item 4(a)(2) of the form 8-K and, if not, stating the respects in which you disagree.

We thank you in advance for your cooperation in responding to the foregoing request.

Very truly yours,

/s/ John M. Woodbury, Jr.

John M. Woodbury, Jr.
Chief Financial Officer & General Counsel